Exhibit 2.12

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is effective as of February 8, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), TTC Healthcare, Inc., a Delaware corporation (“Company”), and TTC Healthcare Partners, LLC, a Delaware limited liability company (“TTC LLC”). Certain capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, effective January 25, 2021, Company became a wholly-owned subsidiary of Holdings pursuant to the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Holdings, Company, TTC LLC, and UpHealth TTC Merger Sub, Inc., a Delaware corporation, dated as of October 30, 2020, as subsequently amended (the “Merger Agreement”);

WHEREAS, the Merger Agreement includes certain provisions governing the rights and obligations of the parties thereto with respect to control of Company’s operations prior to the SPAC Merger Closing; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 11.10 thereof to remove such control provisions.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto hereby agree as follows:

1. Amendments.

a.	The following text is deleted from Section 5.1 of the Merger Agreement:

“Notwithstanding the foregoing, Holdings and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall be construed to give Holdings or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the SPAC Merger Closing, (ii) prior to the SPAC Merger Closing, the current directors and officers of the Company shall exercise complete control and supervision of its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Holdings or Merger Sub shall be required with respect to any matter to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any applicable Law, be inconsistent with the requirements of any Governmental Authority, or violate any contractual obligation to which the Company is a party.”

2. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Merger Agreement remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the Merger Agreement, this Amendment shall control.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

5. Successors and Assigns. No party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 5 shall be void.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Agreement and Plan of Merger as of the day and year first above written.

TTC HEALTHCARE, INC.

By	/s/ Martin S. A. Beck
Name: Martin S. A. Beck
Title: Chairman

TTC HEALTHCARE PARTNERS, LLC

By	/s/ Martin S. A. Beck
Name: Martin S. A. Beck
Title: Manager

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: Executive Chairman

[Signature Page to Second Amendment to Agreement and Plan of Merger]